Exhibit 5

                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                            New York, New York 10028
                               Phone 212 806-5400



March 24, 2000

Alliance Pharmaceutical Corp.
3040 Science Park Road
San Diego, CA  92121

Re:      ALLIANCE PHARMACEUTICAL CORP. REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

We have acted as counsel for Alliance Pharmaceutical Corp., a New York corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement"), relating to 4,588,483 shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued upon the conversion of the Company's 5% subordinated convertible debentures, 6% subordinated convertible notes, Series D Preferred Stock, upon the exercise of warrants as set forth in the Selling Shareholders section of the Registration Statement, and upon the proposed sale of Shares by the selling shareholders as set forth in such section of the Registration Statement (the "Selling Shareholders"). The Shares are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein and any amendments or supplements thereto.

As such counsel, we have examined copies of the Amended Certificate of Incorporation and Bylaws of the Company, each as in effect as of the date hereof, and the Registration Statement. We also have examined the original or reproduced or certified copies of all such records of the Company, all such agreements, certificates of officers and representatives of the Company and others, and such other documents, papers, statutes and authorities as we deemed necessary to form the basis of the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents supplied to us by the Company and others. As to certain matters of fact relevant to the opinions hereinafter expressed, we have relied upon statements and certificates of officers of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be offered by the Selling Shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP